THIS  LEASE, made as of this 2nd day of July, 1973, by and between A.  ERIC
DOTT and ESTHER J. DOTT, his wife, both of Baltimore County, State of Maryland, hereinafter called "Landlord", and MONARCH OFFICE SERVICE, INC., a body corporate of the State of Delaware, hereinafter called "Tenant".

                                W I T N E S S E T H:

      That  the Landlord does hereby demise, let nd lease unto said Tenant,  its successors and assigns, and Tenant hereby takes and hires as Tenant of the Landlord the premises improved by the following buildings: (1) approximately 32,000 square feet known as 4517 Harford Road, Rear; (2) approximately 2,795 square feet addition to 4517 Harford Road and (3) the premises known as 4529 Harford Road, located in Baltimore, Maryland, hereinafter called "demised premises".

      TO HAVE AND TO HOLD the same for an intitial term of ten (10) years commencing on the 1st day of July, 1973, and ending on the 30th day of June, 1983, with right of Tenant to renew this lease for an additional term of ten
(10) years at the end of the initial term.

      The Tenant covenants and agrees to pay to the Landlord at 7925 York Road, Towson, Maryland 21204, as a basic rental, the annual sum of Fifty Three Thousand Eight Hundred ($53,800) Dollars, payable in equal monthly installments of Four Thousand Four Hundred Eighty-Three and 33/100 ($4,483.33) Dollars on the first day of each month, in advance, during the initial term hereof.

      In addition thereto, on a month to month basis the Tenant shall lease from the Landlord for use as a parking lot the premises know as 4611 Harford Road in Baltimore, Maryland for a rental of One Hundred ($100.00) Dollars per month.

     TENANT COVENANTS AND AGREES:

      1. To pay the aforesaid rent at the time and times and in the manner hereinabove provided, without demand therefor, at such places as Landlord shall from time to time designate.

        2. To use and occupy the demised premises as a printing plant, affiliated operations and for general office space.

        3. Not to assign this lease, or sublet the demised premises or any part thereof, without the consent in writing of the Landlord, such consent not to be unreasonably withheld.

       4. To pay at its own expense all charges for gas, electric current and water used in the demised premises during the continuance of this lease.

       5.  To provide heat for the demised premises at its own expense.

        6. To maintain the demised premises, both interior and exterior, including roof, electrical, plumbing, heating, air conditioning, and other mechanical installations therein and thereon, in good order and repair, at Tenant's own expense, and to surrender the demised premises at the expiration of the term or terms, or at such time as Tenant may vacate the demised premises, in good condition as when received, excepting depreciation caused by ordinary wear and tear and damage by fire, unavoidable accident or Act of God.

        7. To pay as additional rent any fire insurance and liability insurance premiums on the premises to protect the interest of the Landlord, fire insurance being based upon market value of the premises.

        8. The Tenant shall at its own expense replace all broken glass, no matter what the cause of such breakage, so long as without fault on the part of the Landlord.

         9. To pay at its own expense all tangible personal property taxes levied on its equipment, inventory and supplies and all minor privilege taxes levied on the premises.

       10. That Tenant shall pay as additional rent all real property taxes assessed against the demised premises and shall submit to Landlord a receipted tax bill for such payments. The taxes shall be paid during the period permitted by law for payment without penalty or interst and receipted tax bill shall be submitted to Landlord within thirty days of such payment.

       11. The intention is that the rent paid to the Landlord is net of all expenses with the exception of any debt service which the Landlord may incur.

       12. To observe and comply with, at its expense, any laws, rules and regulations of the United States or any political sub-division thereof, and any and all governmental agencies and authorities and Board of Fire Underwriters respecting the manner in which the premises are or should be used by the Tenant and not to use or permit said premises to be used for any disorderly or unlawful purpose.

       13. The Tenant covenants and agrees that the Landlord shall not be held responsible for, and the Landlord is hereby released, and relieved from, any liability by reason of or resulting from damage or injury to person or property of the Tenant or anyone else, directly or indirectly, caused by (a) dampness or water in any part of said premises, and (b) from any and all liability in any action for damages which may arise from any kind of injury to person, property, in or upon or adjacent to the premises or that may arise from any other cause. Said Tenant is to carry a public liability policy with a responsible insurance company with limits of not less than $100,000/$300,000 for the term of this lease, protecting the Landlord and the Tenant against injury to persons or property, and to deliver said policy or a certificate thereof to the Landlord.

        14. To permit the Landlord or its duly authorized agents and employees to enter the said premises at all reasonable times to examine the condition of the same and to make any necessary repair to said premises and within six (6) months from the end of the term to exhibit the demised premises for rent or sale including exhibiting a "for rent" or "for sale" sign.


       LANDLORD COVENANTS AND AGREES:

       1. That the Tenant, upon paying of rents and performing the covenants of this lease, on its part to be performed, without any hinderance or molestation, by or on the part of said Landlord, or anyone claiming by, from, through, under or with the Landlord.

        2. That the premises may be legally used for the purposes set forth under subparagraph 2 on Page 2.

        3.  That the premises are currently free of violations.

        4. That the premises comply with requirements of governmental agencies and Board of Fire Underwriters.


       THE PARTIES HERETO DO FURTHER MUTUALLY COVENANT AND AGREE:

       1. That if said rent or any charges herein included as rent shall at any time be in arrears and unpaid and shall remain unpaid for five (5) days after the giving of notice in writing thereof by the Landlord, by addressing same to the Tenant at its offices at the demised premises, or if Tenant shall fail to comply with the conditions of this lease, or notice given under the terms hereof, or shall not well and truly perform and fulfill each and every covenant and agreement herein contained on the part of the Tenant to be performed and kept, and said default shll contine for five (5) days after the giving of notice in writing specifying such default of which complaint is made, which notice will be addressed to the Tenant at its offices at the demised premises, or if the Tenant shall amek an assignment for the benefit of creditors, be declared bankrupt, voluntarily or involuntarily, and said assignment shall not be revoked or said bankruptcy set aside within ten (10) days thereafter, or said Tenant shall abandon or vacate said premises during the terms hereof, or if the interest of the Tenant in said premises shall be sold undeer execution or other legal process, the Landlor may, at Landlord's option, enter in and upon said premises and again have, repossess and enjoy the same as if this lease had not been made, and thereupon this lease and everything herein contained on the part of the Landlord to be kept and performed, shall cease, determine, and be utterly void, without prejudice, however, to the right of the Landlord to recover from the said Tenant or assigns all rent due up to the time of such entry. In cases of said default and entry by said Landlord, said Landlord, may at the Landlord's option, re-rent said premises for the remainder of said term for the best rent obtainable under the surrounding dircumstances and conditions then present, and may recover from said Tenant any rent hereinbefore reserved.

       2. That the words "enter" and "re-enter" as used in this lease are not restricted to their technical leagal meaning.

         3. That in the event of a breach, or threatened breach by the Tenant, of any of the covenants or provisions hereof, the Landlord shall have the right of injunction and the right to invoke any remedy allowed, at law or in equity, as if re-entry, summary proceedings and other remedies were not herein provided for.

        4. That any failure of Landlord or Tenant to enforce rights or seek remedies upon any default of the other party, with respect to the obligations of each or either hereunder, or any of them, shall not prejudice or affect the rights or remedies of each or either of them in the event of any subsequent default.

         5. And, provided further, that if during the term of this lease the demised premises, or any portion thereof, is damaged by fire, windstorm, Act of God, or other casualty causing such damage that the demised premises are rendered wholly untenantable, this lease shall terminate from such date, unless within thirty (30) days thereafter the Landlord shall elect to repair and so notify the Tenant in writing, in which event the Landlord shall re-enter and repair with reasonable promptness, and this lease shall not be affected except that the rent shall be abated from the date of the happening of such damage until the repairs have been sufficiently completed to render the premises tenantable. If the damage is such that the leased premises are rendered partially untenantable, the Landlord shall enter and repair with reasonable promptness, and this lease shall not be affected except that the rent shall be abated in proportion to the Tenant's loss of use as regards time and space until such time as the repairs are completed. If the damage shall not render the leased premises wholly or partially untenantable, this lease shall not be affected, but the Landlord shall enter and repair with reasonable promptness.

        6. In the event the building shall be appropriated or taken under the power of eminent domain by any public or quasi public authority, this Lease shall terminate and expire as of the date of such taking, and the Tenant shall thereupon be released from any further liability hereunder.

         7. That the Tenant will not make any alterations to said premises without the written consent of the Landlord.

         8. The Tenant has previously been occupying the premises and agrees to accept said pemises in the existing condition.

          9. The covenants and agreements herein contained are binding upon and shall inure to the benefit of the successors, heirs, assigns, executors, administrators and/or personal representatives of the Landlord and Tenant.


        RENEWAL OPTION:
        ---------------

         1. Tenant shall, provided it is not in default in any of the terms and conditions of this lease, have the option to renew this lease for an additional period of ten (10) years, such extended term to begin upon the expiration of the initial term of this lease, upon the same terms and conditions contained in this Lease, except that the annual rental for the demised premises shall be adjusted as set forth in Section 2 below, and provided that Tenant shall give Landlord notice in writing by registered or certified mail of its intention to exercise such option, no later that one (1) year prior to the expiration of the initial term of this Lease.

        2. The annual rental for each year of the additional term of this Lease shall be adjusted, upward but not downward, as of the date of the exercise of the renewal option by Tenant, but in no event more than eighteen (18) months prior to the expiration of the initial term of this Lease, so that the base annual rental shall be a sum in dollars equivalent to the purchasing power of Fifty-Three Thousand Eight Hundred ($53,800.00) Dollars. Such base rental shall be determined by dividing the said base rental by the index number for the first month of the initial term of this Lease as the same shall appear in the column "All Items" in the Consumer Price Index and then multiplying that amount by the corresponding index number for the month that precedes the month in which the Tenant shall have exercised the option to renew this Lease. The Consumer Price Index referred to is the Consumer Price Index - U.S (1967 equal 100) - (reflecting the change of prices in goods and services purchased by city wage-earner and clerical-worker families to maintain their level of living) purlished by the Bureau of Labor Statistics, United States Department of Labor. If the Bureau of Labor Statistics changes the form or basis of calculating the Consumer Price Index, the parties agree to request the Bureau to make available, for the life of this lease, a monthly Consumer Price Index in its present form and calculated on the same basis as the index for the first month of the initial term of this Lease.

         WITNESS the signatures and seals of the Landlord and the corporate seal of the Tenant and the signature of the President thereof.


WITNESS:                                 LANDLORD:

/s/ Joseph Jackson                       /s/ A. Eric Dott         (SEAL)
-----------------------------            -------------------------
Joseph Jackson                           A. Eric Dott


/s/ Joseph Jackson                       /s/ Esther J. Dott       (SEAL)
-----------------------------            -------------------------
Joseph Jackson                           Esther J. Dott


ATTEST:                                  TENANT:

                                         Monarch Office Service, Inc.


/s/ Steven M. Szekely                    By /s/ A. Eric Dott
----------------------------                ---------------------------
Secretary                                   President